Exhibit 99.1

380 Madison Avenue, New York, NY 10017 Tel. 212.588.4000 www.itg.com

FOR IMMEDIATE RELEASE

Investment Technology Group Restructures US Business to
Address Market Conditions

NEW YORK, December 10, 2009 — Investment Technology Group, Inc. (NYSE: ITG), a leading agency broker and financial technology firm, today announced a restructuring focused primarily on US operations to position the company for long-term profitable growth.

ITG expects to realize annualized pre-tax cost savings of approximately $25 to $28 million starting in 2010. The company will incur charges of approximately $24 to $27 million on a pre-tax basis, or between $0.35 and $0.38 per diluted share after taxes in the fourth quarter of 2009. These charges include costs related to employee severance, charges related to the consolidation of leased facilities and write-offs of capitalized software and certain intangible assets primarily due to changes in product development priorities.

“With no signs yet of recovery in US institutional equity fund flows, these measures aggressively address the current operating environment and enable us to improve margins and enhance shareholder returns,” said ITG’s Chief Executive Officer and President, Bob Gasser. “We are realigning resources and investment spending with an enhanced focus on key clients who partner with ITG and are willing to compensate us appropriately for our content and services. Our primary aim is to build on our industry leadership while positioning ITG for leveraged returns when assets begin to flow back into US equity funds. We maintain our commitment to the highest level of service and reliability for our core clients around the globe.”

The restructuring includes targeted staff reductions primarily in the US, strictly aligned with client and product profitability. “The ITG management team shares my sincere regret in having to reduce staffing levels,” said Mr. Gasser. “However, these actions ensure that ITG will remain on solid financial footing even if net US institutional fund outflows persist.”

About ITG

Investment Technology Group, Inc., is a specialized agency brokerage and financial technology firm that partners with asset managers globally to provide innovative solutions spanning the investment continuum. A leader in electronic trading since launching POSIT in 1987, ITG’s integrated approach now includes a range of products from portfolio management and pre-trade analysis to trade execution and post-trade evaluation. Asset managers rely on ITG’s independence, experience, and agility to help mitigate risk, improve performance and navigate increasingly complex markets. The firm is headquartered in New York with offices in North America, Europe and the Asia Pacific region. For more information on ITG, please visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors are noted throughout ITG’s 2008 Annual Report, on its Form 10-K, and on its Form 10-Qs and include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, changes in commission pricing, evolving industry regulations, errors or malfunctions in our systems or technology, rapid changes in technology, cash flows into or redemptions from equity funds, effects of inflation, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate companies we have acquired, changes in tax policy or accounting rules, fluctuations in foreign exchange rates, adverse changes or volatility in interest rates, as well as general economic, business, credit and financial market conditions, internationally or nationally. Our ability to achieve cost savings from this restructuring plan is also subject to certain risks and uncertainties that could cause such statements to differ materially from actual future results. We undertake no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

ITG Contact:

Maureen Murphy

(212) 444-6323

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